Exhibit 10.3

Non Qualified Stock Option Agreement

under the Monotype Holdings Inc.

2004 Stock Option and Grant Plan

Name of Optionee:	__________________ (the “Optionee”)

No. of Option Shares:	__________ Shares of Common Stock

Grant Date:	__________________ (the “Grant Date”)

Expiration Date:	__________________ (the “Expiration Date”)

Option Exercise Price/Share:	$_________________ (the “Option Exercise Price”)

Pursuant to the Monotype Holdings Inc. 2004 Stock Option and Grant Plan (the “Plan”), Monotype Holdings Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants to the individual named above, who is an employee of the Company or any of the Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company indicated above (the “Option Shares,” and such shares once issued shall be referred to as the “Issued Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Incentive Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Definitions.

For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Affiliate” shall mean, with respect to any Person (as defined below), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, including, without limitation, any partner, officer, director, member or employee of such Person and, with respect to any Person that is a venture capital fund, any investment fund now or hereafter that is managed by, or that is controlled by, or under common control with, one or more general partners of such Person.

“Bankruptcy” shall mean (i) the voluntary filing of a petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Optionee or any Permitted Transferee, or (ii) the Optionee or any Permitted Transferee being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Optionee’s or such Permitted Transferee’s assets, which involuntary petition or assignment or attachment is not discharged or stayed within 60 days after its date, and (iii) the Optionee or any Permitted Transferee being subject to a transfer of the Stock Option or the Issued Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Permitted Transferees” shall mean any of the following to whom the Optionee may transfer Issued Shares hereunder (as set forth in Section 8): (i) any of the Optionee’s children, stepchildren or grandchildren (or any of their spouses), parents, stepparents, grandparents, spouse, domestic partner, siblings, in-laws or persons related by reason of legal adoption (collectively, “Family Members”), (ii) any trust for the benefit of the Optionee and/or such Family Members, (iii) any charitable trust or foundation the trustees of which include the Optionee and/or such Family Members and (iv) any limited partnership or limited liability company the sole partners or members of which are the Optionee and/or such Family Members. Upon the death of the Optionee (or a Permitted Transferee to whom shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Optionee’s (or such deceased Permitted Transferee’s) estate, executors, administrators, personal representatives, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

1. Vesting, Exercisability and Termination.

(a) No portion of this Stock Option may be exercised until such portion shall have vested.

(b) Except as set forth below and in Section 6, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to the Option Shares on the respective dates indicated below:

Incremental (Aggregate Number) of Option Shares Exercisable	Vesting Date
25.00%(25.00%)	12 months after Grant Date
6.25%(31.25%)	15 months after Grant Date
6.25%(37.50%)	18 months after Grant Date
6.25%(43.75%)	21 months after Grant Date
6.25%(50.00%)	24 months after Grant Date
6.25%(56.25%)	27 months after Grant Date
6.25%(62.50%)	30 months after Grant Date
6.25%(68.75%)	33 months after Grant Date
6.25%(75.00%)	36 months after Grant Date
6.25%(81.25%)	39 months after Grant Date
6.25%(87.50%)	42 months after Grant Date
6.25%(93.75%)	45 months after Grant Date
6.25%(100.00%)	48 months after Grant Date

Notwithstanding anything herein to the contrary, but without limitation of Section 6, in the event that this Stock Option is assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event and thereafter remains in effect following such Sale Event as contemplated by Section 6, then 50% of the remaining unvested portion of this Stock Option then outstanding shall be deemed vested and exercisable upon the date on which the Optionee’s employment with the Company and its Subsidiaries or successor entity terminates if such termination occurs within 12 months of such Sale Event and such termination of employment results from a termination by the Company without Cause or by the Optionee for Good Reason.

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s employment with the Company or a Subsidiary is terminated, the period within which to exercise this Stock Option may be subject to earlier termination as set forth below:

(i) Termination Due to Death or Disability. If the Optionee’s employment terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier, subject in any event to Section 6.

(ii) Other Termination. If the Optionee’s employment terminates for any reason other than death or disability, and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date, if earlier; provided however, if the Optionee’s employment is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees or Permitted Transferees. Any portion of this Stock Option that is not exercisable on the date of termination of the employment shall terminate immediately and be null and void.

(d) It is understood and intended that this Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of Issued Shares for which incentive stock option treatment is desired within the one-year period beginning on the day after the day of the transfer of such Issued Shares to him or her, nor within the two-year period beginning on the day after the grant of this Stock Option and further that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an incentive stock option. If the Optionee disposes (whether by sale, gift, transfer or otherwise) of any such Issued Shares within either of these periods, he or she will notify the Company within 30 days after such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent Option Shares and any other incentive stock options of the Optionee having an aggregate Fair Market Value in excess of $100,000 (determined as of the Grant Date) vest in any year, such options will not qualify as incentive stock options.

2. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date (subject to Section 6), the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Option Shares to be purchased. Payment of the purchase price may be made by one or more of the methods described below. Payment instruments will be received subject to collection.

(i) In cash, by certified or bank check or by wire transfer of immediately available funds, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares; or

(ii) if the Initial Public Offering has occurred, then (A) through the delivery (or attestation to ownership) of shares of Common Stock that have been purchased by the Optionee on the open market or that have been held by the Optionee for at least six months and are not subject to restrictions under any plan of the Company and in any event with an aggregate Fair Market Value (as of the date of such exercise) equal to the option purchase price, (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (C) a combination of (i), (ii), (iii)(A) and (iii)(B) above.

(b) Certificates for the Option Shares so purchased will be issued and delivered to the Optionee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Issued Shares to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Agreement.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

3. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

5. Effect of Certain Transactions. In the case of a Sale Event, this Stock Option shall terminate upon the effective time of any such Sale Event unless provision is made in connection with such transaction in the sole discretion of the parties thereto for the continuation or assumption of this Stock Option heretofore granted, or the substitution of this Stock Option with a new Stock Option of the successor entity or a parent thereof, with such adjustment as to the number and kind of shares and the per share exercise prices as such parties shall agree. In the event of such termination, 50% of the remaining unvested portion of this Stock Option shall be deemed vested and exercisable, and the Optionee shall be permitted, for a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all portions of the Stock Option that are then exercisable; provided that the exercise of the portion of this Stock Option that is not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

6. Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Common Stock to be issued or transferring to the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

7. Restrictions on Transfer of Issued Shares. None of the Issued Shares acquired upon exercise of the Stock Option shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”)), and such disposition is in accordance with the terms and conditions of Sections 8 and 9 and such disposition does not cause the Company to become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In connection with any transfer of Issued Shares, the Company may require the transferor to provide at the Optionee’s own expense an opinion of counsel to the transferor, satisfactory to the Company, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Issued Shares not in accordance with the terms and conditions of Sections 8 and 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Issued Shares. Subject to the foregoing general provisions, Issued Shares may be transferred pursuant to the following specific terms and conditions:

(a) Transfers to Permitted Transferees. The Optionee (but not any transferee thereof) may sell, assign, transfer or give away any or all of the Issued Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement to the same extent as the Optionee (including, without limitation, the provisions of Sections 8, 9, 11 and 12) and shall have delivered a written acknowledgment to that effect to the Company.

(b) Transfers Upon Death. Upon the death of the Optionee, any Issued Shares then held by the Optionee at the time of such death and any Issued Shares acquired thereafter by the Optionee’s legal representative pursuant to this Agreement shall be subject to the provisions of Sections 8, 9, 11 and 12, if applicable, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms contemplated hereby.

(c) Company’s Right of First Refusal. Except as expressly provided in this Agreement, no Optionee or any Permitted Transferee may sell or otherwise transfer all or any part of the Issued Shares prior to the termination of the Optionee’s employment. In the event that the Optionee (or any Permitted Transferee holding Issued Shares subject to this Section 8(c)) at any time after but not prior to termination of the Optionee’s employment desires to sell or otherwise transfer all or any part of the Issued Shares, the Optionee (or Permitted Transferee) first shall give written notice to the Company of the Optionee’s (or Permitted Transferee’s) intention to make such transfer. Such notice shall state the number of Issued Shares which the Optionee (or Permitted Transferee) proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all, but not less than all, of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. The Company or its assigns shall exercise this right by mailing or delivering written notice to the Optionee (or Permitted Transferee) within the foregoing 30-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 8(c), such election shall constitute a valid, binding and enforceable agreement for the sale and purchase of the Offered Shares, and the closing for such purchase shall, in any event, take place within 60 days after the receipt by the Company of the initial notice from the Optionee (or Permitted Transferee). In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 60-day period, the Optionee (or Permitted Transferee) may, within 90 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Optionee’s (or Permitted Transferee’s) notice. Any Shares purchased by such proposed transferee shall no longer be subject to the terms of this Agreement. Any Shares not sold to the proposed transferee shall remain subject to this Agreement. Notwithstanding the foregoing, the restrictions under this Section 8(c) shall terminate in accordance with Section 14(a).

8. Company’s Right of Repurchase.

(a) Right of Repurchase. The Company shall have the right (the “Repurchase Right”) upon the occurrence of any of the events specified in Section 9(b) below (the “Repurchase Event”) to repurchase from the Optionee (or any Permitted Transferee) some or all (as determined by the Company) of the Issued Shares held or subsequently acquired upon exercise of this Stock Option in accordance with the terms hereof by the Optionee (or any Permitted Transferee) at the price per share specified below. The Repurchase Right may be exercised by the Company within the later of (i) six months following the date of such event or (ii) seven months after the exercise of this Stock Option (the “Repurchase Period”). The Repurchase Right shall be exercised by the Company by giving the holder written notice on or before the last day of the Repurchase Period of its intention to exercise the Repurchase Right, and, together with such notice, tendering to the holder an amount equal to the Fair Market Value of the shares, determined as provided in Section 9(c). The Company may assign the Repurchase Right to one or more Persons. If the Company does not elect to effect the Repurchase Right by delivering such notification within six months after the Repurchase Event giving rise thereto, the Company’s Repurchase Right arising from such Repurchase Event shall terminate. Upon such notification, the Optionee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Issued Shares being purchased, together with a duly executed stock power for the transfer of such Issued Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Optionee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Issued Shares being purchased; provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Optionee to the Company. At such time, the Optionee and/or any holder of the Issued Shares shall deliver to the Company the certificate or certificates representing the Issued Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances. The Repurchase Right shall terminate in accordance with Section 14(a).

(b) Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that any of the following events shall occur:

(i) The termination of the Optionee’s employment with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily; or

(ii) The Optionee’s or Permitted Transferee’s Bankruptcy.

(c) Determination of Fair Market Value. For purposes of this Section 9, the fair market value of the Issued Shares shall be determined as of the date that the board of directors of the Company (the “Board of Directors”) elects to exercise its repurchase rights in connection with a Repurchase Event. All such determinations of fair market value shall be made in good faith by (i) a majority of the members of the Board of Directors and (ii) for so long as Section V of the Stockholders Agreement dated as of November 5, 2004 by and among the Company and the Investors and Management Stockholders party thereto remains in effect, a majority of the members of the Board of Directors who are Management Stockholder Nominees (as defined therein).

9. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Sections 8, 9 and 11 of this Agreement more effectively, the Company shall hold any Issued Shares in escrow together with separate stock powers executed by the Optionee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares. The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Optionee and any Permitted Transferee, as the Optionee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such Issued Shares in accordance with the terms hereof. At such time as any Issued Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Optionee, deliver to the Optionee (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 10.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Optionee, any Permitted Transferees or any other person or entity is required to sell the Optionee’s Issued Shares pursuant to the provisions of Section 8, 9 and 11 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Optionee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Optionee as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the person or entity who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 8, 9 and 11, such Issued Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

10. Drag Along Right. In the event the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), the Optionee, including any Permitted Transferees, shall be obligated to and shall upon the written request of a Majority Shareholders (subject to Section 6): (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Issued Shares (including for this purpose all of such Optionee’s or his or her Permitted Transferee’s Issued Shares that presently or as a result of any such transaction may be acquired upon the exercise of options (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Issued Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 11. Notwithstanding the foregoing, in connection with any Sale the Optionee shall not be required to make any representations and warranties other than (i) representations and warranties as to the title of his Shares and his power, authority and right to enter into the Sale without contravention of law or contract and (ii) such representations and warranties concerning the Company as the Majority Shareholders shall make; provided, however, that any liability for any breach thereof shall be borne by the Optionee on a pro rata basis based upon the consideration in respect of his Shares received by the Optionee and shall not exceed the amount of such consideration received by the Optionee. Further, notwithstanding the foregoing, Optionee shall not be required to execute any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents containing terms applicable to the Optionee that are different in any material respect from the terms applicable to the Majority Shareholders (after due adjustment for the relative rights and preferences of the Shares as provided in the Company’s charter). The obligations under this Section 11 shall terminate in accordance with Section 14(a).

11. Lockup Provision. The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, if each other stockholder of the Company is similarly bound, not to sell or otherwise transfer or dispose of any Issued Shares (including, without limitation pursuant to Rule 144 under the Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

12. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Boston, Massachusetts before a single arbitrator (the “Arbitrator”).

(b) The parties covenant and agree that the arbitration shall commence within 90 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The Arbitrator’s decision and award shall be made and delivered within six months of the selection of the Arbitrator. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorney’s fees, costs and expenses in connection with the arbitration and (ii) share equally in the fees and expenses charged by the Arbitrator. The Arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the Arbitrator’s shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 13 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

13. Miscellaneous Provisions.

(a) Termination. The Company’s repurchase rights under Section 9, the restrictions on transfer and right of first refusal with respect to Issued Shares under Section 8 and the Drag Along obligations under Section 11 shall terminate upon the closing of the Company’s Initial Public Offering, or upon consummation of any Sale Event as a result of which shares of the Company (or successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly traded on NASDAQ/NMS or any national security exchange.

(b) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained herein shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares.

(d) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to conflict of law principles.

(f) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than the Optionee shall be addressed to the address furnished by such holder to the Company

(i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Optionee have executed this Incentive Stock Option Agreement as of the date first above written.

MONOTYPE HOLDINGS INC.

By:
Name:
Title:

OPTIONEE:

Name:
Address:

SPOUSE’S CONSENT1

I acknowledge that I have read the

foregoing Incentive Stock Option Agreement

and understand the contents thereof.

[1]	A spouse’s consent is required only if the Optionee’s state of residence is one of the following community property states: Arizona, California, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin.

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

Appendix A

STOCK OPTION EXERCISE NOTICE

Monotype Holdings Inc.

Attention: Chief Financial Officer

_____________________________

______________________________

Pursuant to the terms of my stock option agreement dated __________ (the “Agreement”) under the Monotype Holdings Inc. 2004 Stock Option and Grant Plan, I, [Insert Name] ________________, hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $______ representing the purchase price for [Fill in number of Option Shares] _______ option shares. I have chosen the following form(s) of payment:

☐	1. Cash

☐	2. Certified or bank check payable to Monotype Holdings Inc.

☐	3. Other (as described in the Agreement (please describe))

_____________________________________________________.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to Monotype Holdings Inc. as follows:

(i) I am purchasing the option shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from Monotype Holdings Inc. such information as is necessary to permit me to evaluate the merits and risks of my investment in Monotype Holdings Inc. and have consulted with my own advisers with respect to my investment in Monotype Holdings Inc.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the option shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the option shares and am able to bear the economic risk of holding such option shares for an indefinite period of time.

(v) I understand that the option shares may not be registered under the Securities Act of 1933 (it being understood that the option shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing option shares will bear restrictive legends reflecting the foregoing.

Sincerely yours,

Name:

Address:

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